Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE APRIL 27, 2005	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Second Quarter EPS Increase of 37% on 14% Revenue Growth

Eden Prairie, Minn., April 27, 2005 – MTS Systems Corporation (NASDAQ: MTSC) today reported second quarter earnings of $0.41 per diluted share on net income of $8.5 million, an increase of 37 percent compared to earnings of $0.30 per diluted share on net income of $6.5 million for the second quarter of fiscal 2004.

“Again this quarter, MTS delivered solid revenue and earnings growth, with particularly strong performance by the Test segment in Asia,” said Sidney W. Emery, Jr., Chairman and CEO. “We improved our backlog position with strong orders in both segments. Our worldwide customer base in the ground vehicles market continues to bolster our results despite the continued weakness in the North American automotive industry. While improved capacity utilization and favorable product mix contributed to increased gross margin, we also increased operating expenditures as part of our multi-year growth initiatives. These investments will continue in the second half of the year. We anticipate second half revenue will be similar to the first half. Test segment margins will be under pressure due to product mix in backlog that will result in lower second half earnings versus the first half of the year. We anticipate achieving the high end of the previously communicated full year range of $395-$405 million in revenue and $1.48-$1.53 earnings per share.”

Emery continued, “As anticipated, orders for the second quarter were up significantly. At $127.6 million, this was an increase of 46% over the prior year, reflecting strength in both segments. Test segment orders were particularly healthy in Asia, including a $27 million multi-year project for a Japanese automotive OEM.” Backlog increased 14 percent in the quarter, from $203 million to $231 million, compared to backlog of $216 million at the end of second quarter fiscal 2004.

Revenue for the second quarter was $100.9 million, an increase of 14 percent compared to revenue of $88.3 million for the second quarter of fiscal 2004. This increase was primarily due to increased short-cycle business in both the Industrial and Test segments, as well as approximately $2 million of favorable currency translation. Second quarter income from operations was $12.7 million, an increase of 38 percent compared to $9.2 million for the second quarter of fiscal 2004, driven by increased volume and improved margins in the Test segment.

Cash, cash equivalents and short-term investments at the end of the second quarter totaled $148 million, compared to $127 million at the end of first quarter fiscal 2005. The Company repurchased 269,200 shares of its common stock during the second quarter of fiscal 2005.

Segment Results

Test Segment:

Orders for the Test segment were $110.0 million for the second quarter of fiscal 2005, an increase of 46 percent compared to orders of $75.2 million for the second quarter of fiscal 2004, primarily due to

MTS News Release

increased volume in Asia, including the previously mentioned $27 million booking. Backlog increased 14 percent in the quarter, from $194 million to $221 million, compared to backlog of $208 million at the end of second quarter fiscal 2004. Second quarter revenue was $84.9 million, an increase of 14 percent compared to $74.2 million for the second quarter of fiscal 2004, primarily due to increased short-cycle business, an increase in after-market product volume, and approximately $2 million of favorable currency translation. Second quarter gross profit as a percent of revenue was 42.1 percent, an increase of 5.9 percentage points compared to 36.2 percent for the second quarter of fiscal 2004, due to favorable product mix and improved capacity utilization. The segment reported $11.3 million in income from operations, an increase of 55 percent compared to $7.3 million for the second quarter of fiscal 2004.

Industrial Segment:

Orders for the Industrial segment were $17.6 million for the second quarter, an increase of 43 percent compared to orders of $12.3 million for the second quarter of fiscal 2004, primarily reflecting higher worldwide demand in the Sensors business. Backlog increased 11 percent in the quarter, from $9 million to $10 million, compared to backlog of $8 million at the end of second quarter fiscal 2004. Revenue was $16.0 million for the second quarter, an increase of 13 percent compared to revenue of $14.1 million for the second quarter of fiscal 2004, driven by increased volume in the Sensors business across all geographies. Segment gross profit as a percent of revenue was 42.0 percent, a decrease of 6.3 percentage points compared to 48.3 percent for the second quarter of fiscal 2004, primarily due to product mix and charges associated with excess and obsolete inventory. Income from operations was $1.4 million, a decrease of 26 percent compared to income from operations of $1.9 million for the second quarter of fiscal 2004.

Second Quarter Conference Call

A conference call will be held on Thursday, April 28, at 9:00 a.m. CDT (10:00 a.m. EDT). Call +1-773-756-0439; state the Passcode “Second Quarter” and conference leader “Chip Emery.” Telephone re-play will be available through 6:00 p.m. EDT, May 26, 2005. Call +1-203-369-1882.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 10:00 p.m. EDT, July 26, 2005.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,615 employees and revenue of $367 million for the fiscal year ended October 2, 2004. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended October 2, 2004.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2, 2005	March 27, 2004	April 2, 2005	March 27, 2004
Revenue	$100,891	$88,279	$199,383	$172,910
Cost of sales	58,401	54,585	116,158	104,716

Gross profit	42,490	33,694	83,225	68,194

Operating expenses:
Selling	17,092	14,931	33,429	28,487
General and administrative	8,301	6,382	15,575	12,810
Research and development	4,416	3,183	8,486	6,536

Total operating expenses	29,809	24,496	57,490	47,833

Income from operations	12,681	9,198	25,735	20,361

Interest expense	(520)	(679)	(1,115)	(1,382)
Interest income	510	447	937	865
Other income, net	243	668	361	1,322

Income before income taxes	12,914	9,634	25,918	21,166
Provision for income taxes	4,441	3,093	9,253	7,048

Net income	$8,473	$6,541	$16,665	$14,118

Earnings per share:
Basic earnings per share	$0.43	$0.31	$0.84	$0.67
Weighted average number of common shares outstanding - basic	19,857	21,113	19,783	20,936

Diluted earnings per share	$0.41	$0.30	$0.81	$0.65
Weighted average number of common shares outstanding - diluted	20,654	22,021	20,625	21,752

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(in thousands, except per share data)

	April 2, 2005	October 2, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$73,307	$66,948
Short-term investments	74,801	62,355
Accounts receivable, net of allowances for doubtful accounts	62,634	66,066
Unbilled accounts receivable	31,701	35,896
Inventories	38,617	37,736
Prepaid expenses	4,904	4,108
Current deferred tax assets	6,300	6,290
Other current assets	210	256

Total current assets	292,474	279,655

Property and Equipment:
Land	2,478	2,478
Buildings and improvements	48,163	47,541
Machinery and equipment	88,202	87,265
Accumulated depreciation	(86,151)	(84,509)

Total property and equipment, net	52,692	52,775

Goodwill	4,481	4,447
Other assets	2,686	2,283
Non-current deferred tax assets	2,532	2,475

Total Assets	$354,865	$341,635

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities:
Notes payable	$1,606	$1,501
Current maturities of long-term debt	6,784	6,841
Accounts payable	16,801	15,675
Accrued payroll-related costs	24,412	31,966
Advance payments from customers	53,287	49,918
Accrued warranty costs	6,615	6,147
Accrued income taxes	6,451	3,857
Current deferred income taxes	7,360	7,101
Other accrued liabilities	13,803	13,887

Total current liabilities	137,119	136,893

Deferred income taxes	1,429	1,382
Long-term debt, less current maturities	21,202	22,376
Other long-term liabilities	9,813	9,188

Total Liabilities	169,563	169,839

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
19,768 and 19,652 shares issued and outstanding	4,942	4,913
Retained earnings	166,209	155,825
Accumulated other comprehensive income	14,151	11,058

Total shareholders’ investment	185,302	171,796

Total Liabilities and Shareholders’ Investment	$354,865	$341,635